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                                                                    Exhibit 21.0

                            Schedule of Subsidiaries

                                                     Jurisdiction of
Name                                            Incorporation or Formation
----                                            --------------------------
FTI Applied Sciences Annapolis, L.L.C.          Maryland
FTI Litigation Consulting, L.L.C                Maryland
Kahn Consulting, Inc.                           New York
KCI Management, Inc.                            New York
Klick, Kent & Allen, Inc.                       Virginia
L.W.G., Inc.                                    Illinois
Policano & Manzo, L.L.C.                        New Jersey
RestorTek, Inc.                                 Illinois
S.E.A., Inc.                                    Ohio
Teklicon, Inc.                                  California

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